Exhibit 15.3

AirMedia Group Inc.
17/F, Sky Plaza
No. 46 Dongzhimenwai Street
Dongcheng District
Beijing, 100027
People's Republic of China

April 29, 2013

Dear Sirs

AirMedia Group Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to AirMedia Group Inc., an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2012 (the "Annual Report").

We hereby consent to the reference of our name under the heading “Item 16G. Corporate Governance” in the Form 20-F. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully

/s/ Maples and Calder
Maples and Calder